Exhibit 99.1

NRG Energy, Inc. Appoints Pastor Kirbyjon H. Caldwell to its Board of Directors; Provides
Update on Acquisition of Reliant Retail Business

PRINCETON, NJ; March 24, 2009—NRG Energy, Inc. (NYSE: NRG) today announced that it has appointed Pastor Kirbyjon H. Caldwell, a former director of Reliant Energy, Inc. and a valued Texas community leader and social entrepreneur, to NRG’s Board of Directors. Pastor Caldwell, Senior Pastor at the 15,000-member Windsor Village United Methodist Church in Houston, will begin serving his term immediately.

“We are very pleased to have Pastor Caldwell join our Board of Directors,” said Howard Cosgrove, Chairman of the NRG Board. “In addition to his experience with Reliant, Pastor Caldwell brings with him a wealth of expertise, both from within our industry and beyond, that complements the backgrounds of our existing Board members. His proven business knowledge and skills, particularly with respect to the Texas retail business and community, will help ensure a seamless integration with Reliant’s people and operations that will benefit both companies’ employees, Texas customers and NRG stockholders.”

Pastor Caldwell has deep ties to the Texas community and currently serves on the Board of Directors of numerous corporate, educational, health care and community development organizations including Continental Airlines, Inc., Southern Methodist University and Baylor College of Medicine. Pastor Caldwell also is a Limited Partner in the Houston Texans. He graduated from Carleton College with a degree in economics and received a Masters degree from Southern Methodist University and a Masters of Business Administration from the Wharton School of the University of Pennsylvania.

With the appointment of Pastor Caldwell, the NRG Board will consist of 13 members, 12 of whom are non-management. NRG’s Board is comprised of seasoned directors who bring a breadth of experience in the energy sector including expertise on nuclear power, finance, commercial operations, risk management and other related businesses to ensure the highest level of experience and understanding to make informed decisions about what is best for the Company and its stockholders.

Reliant Retail Transaction Update: As previously announced on March 2, 2009, NRG entered into a definitive agreement to acquire Reliant Energy, Inc.’s Texas retail business for $287.5 million in cash. The combination of a power generation and a leading retail franchise will create a strong, reliable and competitive business for the benefit of Texas customers. On March 6, 2009, NRG and Reliant submitted the principal filings associated with its proposed transaction, including, Hart-Scott-Rodino pre-merger notification to the Federal Trade Commission. The transaction is not expected to raise any horizontal or vertical market power concerns because Reliant’s Texas retail businesses do not own any generation, transmission or distribution facilities. The acquisition remains on track to close in the second quarter of this year.

NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. NRG’s 48 plants provide approximately 24,000 megawatts of generation capacity—enough to power nearly 20 million homes. In November 2007, NRG won two of the industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards. Headquartered in Princeton, NJ, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.

Safe Harbor Disclosure

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions that include statements regarding the timing and other benefits of the acquisition described herein, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, and the inability to implement value enhancing improvements to plant operations and companywide processes.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

Contacts:

Media:	Investors:
Meredith Moore 609.524.4522	Nahla Azmy 609.524.4526
Lori Neuman 609.524.4525	Dave Klein 609.524.4527
Dave Knox 713.795.6106 (Texas and Louisiana)	Erin Gilli 609.524.4528